PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 9, 2004

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111401 and
462(b) MEF 333-138086

2,158,054 Shares

ARIAD Pharmaceuticals, Inc.

Common Stock

We are offering 2,158,054 shares of common stock pursuant to this prospectus supplement and accompanying prospectus, and concurrently, we are offering an additional 954,891 shares of common stock pursuant to a second prospectus supplement dated October 20, 2006 and accompanying prospectus dated March 14, 2005, which we refer to herein as the “Concurrent Registered Offering.”

Our common stock is listed on the NASDAQ Global Market under the symbol “ARIA”. On October 19, 2006, the closing price of our common stock was $5.18 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

The underwriter has agreed to purchase the shares of common stock from us in this offering and in the Concurrent Registered Offering at a price of $4.65 per share, which will result in $14,475,194 of aggregate gross proceeds to us.

The underwriter may offer the shares of common stock from time to time in one or more transactions on the NASDAQ Global Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

The underwriter has an option to purchase a maximum of 323,708 additional shares at $4.65 per share to cover over-allotments of the shares offered pursuant to this prospectus supplement and a maximum of 143,234 additional shares at $4.65 per share pursuant to the prospectus supplement in the Concurrent Registered Offering.

Delivery of the shares of common stock will be made on or about October 25, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is October 20, 2006

Page

Prospectus Supplement
About this Prospectus Supplement	ii
Summary	S-1
Risk Factors	S-6
Forward-Looking Statements	S-18
Use of Proceeds	S-18
Dividend Policy	S-18
Legal Proceedings	S-19
Capitalization	S-21
Dilution	S-22
Underwriting	S-23
Legal Matters	S-26
Experts	S-26
Where You Can Find More Information	S-26
Information Incorporated by Reference into this Prospectus Supplement	S-26
Prospectus
About this Prospectus	i
About ARIAD Pharmaceuticals	1
Risk Factors	2
Special Note Regarding Forward-Looking Statements	10
Use of Proceeds	10
Plan of Distribution	11
Legal Matters	12
Experts	12
Where You Can Find More Information	12
Incorporation of Documents by Reference	12

You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor the underwriter has authorized anyone to provide you with additional or different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “we,” “us,” or “our” refer to ARIAD Pharmaceuticals, Inc., a Delaware corporation, and our subsidiaries including our 80% owned subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI, unless the context requires otherwise.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in the previously filed documents incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or SEC, may automatically update and supersede this information.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

ARIAD Pharmaceuticals, Inc.

We are engaged in the discovery and development of breakthrough medicines to treat cancers by regulating cell signaling with small molecules. We are developing a comprehensive approach to patients with cancer that addresses the greatest medical need — aggressive and advanced-stage cancers for which current treatments are inadequate. Our goal is to build a fully integrated oncology company focused on novel, molecularly targeted therapies to treat solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites.

Our Product Candidates

Human cells, both healthy and malignant, share an elaborate system of molecular pathways that carry signals back and forth from the cell surface to the nucleus and within the cell. Such signaling is essential to cell functioning and viability. When disrupted or over-stimulated, such pathways may trigger diseases such as cancer. For example, growth and proliferation of cancer cells are dependent on signals from external growth factors, as well as signals indicating the availability of sufficient nutrients and blood supply. These signals are conveyed along well-defined pathways, several of which are regulated by a protein called the mammalian target of rapamycin, or mTOR.

Our lead cancer product candidate, AP23573, is an internally discovered, potent mTOR inhibitor. The protein, mTOR, serves as a “master switch” and appears to have a central function in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism and angiogenesis. We discovered AP23573 in a research and development program conducted by us on behalf of ARIAD Gene Therapeutics, Inc., or AGTI, our 80%-owned subsidiary.

As part of our global clinical development plan and registration strategy, AP23573 has been studied in multiple Phase 2 and 1b clinical trials in the U.S. and Europe as a single agent in patients with solid tumors, including sarcomas, hormone refractory prostate cancer and endometrial cancer. In addition, three multi-center Phase 1b trials of AP23573 in combination with other anti-cancer therapies are underway. These trials are focused primarily on patients with various types of solid tumors, especially breast, ovarian, non-small-cell lung, and prostate cancers, as well as sarcomas. Further single-agent and combination studies are planned. In addition, we have concluded enrollment in Phase 1b and Phase 2 clinical trials in patients with brain cancer and leukemias and lymphomas, respectively. Eleven clinical trials of AP23573 are ongoing or completed. Both intravenous and oral formulations of AP23573 have been studied in these trials.

In clinical trials to date, AP23573 has been well tolerated at the fixed doses administered, and adverse events were generally mild to moderate in severity and readily reversible. The most common treatment-related adverse events experienced by patients in the trials were mouth sores, rash, fatigue, nausea and lipid abnormalities.

In June 2006, at the annual meeting of the American Society of Clinical Oncology, or ASCO, we announced that single agent AP23573 demonstrated efficacy and was well tolerated when administered intravenously in a multi-center Phase 2 clinical trial in metastatic and/or unresectable soft-tissue and bone sarcomas involving 212 patients, at least 90% of whom had progressive disease. The primary endpoint of the trial, evidenced by clinical-benefit response, or CBR, rates, was achieved in the three most prevalent types of sarcoma, namely bone sarcoma (CBR rate of 30%), leiomyosarcoma (33%) and liposarcoma (30%). In addition, the progression-free survival, or PFS, rate at six months for the patients in this trial was 24%, and the median PFS was 15 weeks. As it relates to both the CBR rate and the PFS rate, there was no statistical difference between the four sub-groups of patients in this trial, indicating that AP23573 demonstrated activity and clinical benefit across all four sub-groups of sarcomas. The adverse events experienced by patients in the trial were generally mild or moderate in severity and reversible.

Based on our ongoing interactions with the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, we plan to conduct a randomized, worldwide Phase 3 clinical trial of an oral dosage form of AP23573 in patients with advanced sarcomas. The FDA and the EMEA have designated AP23573 as an orphan drug for treatment of soft-tissue and bone sarcomas. The FDA has also designated AP23573 as a fast-track product for the same indications.

The oral dosage form of AP23573 is also being studied in a multi-center Phase 1b clinical trial of patients with various solid tumors. Initial results from this trial indicate that the oral dosage form can be administered safely using several daily and intermittent dosing schedules and achieves blood levels over time and mTOR inhibition generally consistent with those observed with intravenous administration.

As an mTOR inhibitor, AP23573 has also been shown to potently block the growth, proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and blockage of injured vessels. In 2005, we entered into a partnership with Medinol Ltd., a leading cardiovascular medical device company, to develop and commercialize stents and other medical devices to deliver AP23573 in order to prevent reblockage of injured vessels following stent-assisted angioplasty, a common non-surgical procedure for dilating or opening narrowed arteries.

Inhibition of the mTOR pathway may be useful for additional indications beyond oncology and drug-delivery stents, and we are evaluating such opportunities as part of the broader clinical development plan for AP23573.

In addition to our lead clinical development program, we have a focused drug discovery program centered on small-molecule, molecularly targeted therapies and cell-signaling pathways implicated in cancer. Currently, our preclinical pipeline includes: inhibitors of mutant oncogenic or cancer-causing proteins (kinases) that regulate cell signaling (e.g., Bcr-Abl — the target of imatinib, which becomes resistant to further treatment through various mutations, including one called T315I); single compounds that target multiple cancer pathways (e.g., cell survival, metastases and angiogenesis); and new mTOR inhibitors (i.e., bone-targeted compounds to treat primary bone cancers and cancers that have spread to bone).

Our Technologies

We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity, hereinafter referred to as the ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. NF-kB is a protein that can be generally thought of as a “biological switch” that can be turned off using these treatment methods to treat disorders such as inflammation, cancer, sepsis and osteoporosis. We permit broad use of our NF-kB intellectual property, at no cost, by investigators at academic and not-for-profit institutions to conduct non-commercial research. Our goal is to license our NF-kB technology to pharmaceutical and biotechnology companies that are conducting research to discover and develop drugs that modulate NF-kB cell signaling and/or that are marketing such drugs. We have entered into two license agreements for use of our NF-kB cell-signaling technology for research and development purposes. However, the ‘516 Patent is the subject of two outstanding lawsuits and a proceeding before the United States Patent and Trademark Office, or PTO. See the section entitled “Legal Proceedings” beginning on page S-19 and a description of the related risks in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement.

We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which may be useful in the development of therapeutic vaccines and gene and cell therapy products and which provide versatile tools for applications in cell biology, functional genomics and drug discovery research. We distribute our ARGENT technologies at no cost to academic investigators in the form of our Regulation Kits to use in various research applications in an academic setting. We have entered into more than 1,175 material transfer agreements with 461 different institutions in 33 countries for the use of this technology in diverse areas of research, and more than 300 scientific papers describing its use have been published. In addition, we have licensed the ARGENT technology to several pharmaceutical and biotechnology companies for research and development and/or commercial purposes.

All of our product candidates and technology platforms are covered by claims of our owned or licensed patents and patent applications. As of October 13, 2006, we had 92 patents and patent applications in the United States, with foreign counterparts, of which 28 are owned, co-owned or exclusively licensed by us and 64 are owned, co-owned or exclusively licensed by AGTI. Approximately two-thirds of the United States patent applications we have filed since inception have already issued as patents.

Our Relationship with ARIAD Gene Therapeutics, Inc.

ARIAD Gene Therapeutics, Inc., or AGTI, is our 80%-owned subsidiary. Minority stockholders of AGTI, including Harvey J. Berger, M.D., our Chairman and Chief Executive Officer, Jay R. LaMarche, our former Chief Financial Officer and a member of our Board of Directors, several of our scientific advisors, Harvard University, and Stanford University, own the other 20% of AGTI. AGTI owns or licenses from others the intellectual property related to the ARGENT technology and know-how, as well as the product candidates developed from the application of this technology, including mTOR inhibitors. The mTOR inhibitor program, encompassing our lead product candidate, AP23573, and other compounds, was made possible by the creation of intellectual property, technology, and know-how related to inhibition of mTOR and the development of analogs of rapamycin as part of AGTI’s research and development program.

We do not have a license agreement with AGTI that provides us with rights to commercialize product candidates based on the ARGENT cell-signaling regulation technology or mTOR inhibitors derived from AGTI’s programs, solely for our benefit, as opposed to the benefit of AGTI. All of the research and development activities of AGTI, including the development of AP23573, have been conducted by us on behalf of AGTI pursuant to a research and development agreement. As of June 30, 2006, we have accrued an inter-company receivable of approximately $166 million representing funds we have advanced to AGTI for costs associated with AGTI’s research and development programs, of which approximately $93 million has been accrued since January 1, 2003, as clinical development of AP23573 has progressed. Other than a fee of 10% of the accrued costs advanced by us to fund the research and development activities of AGTI, we are not entitled to receive from AGTI any rights or other remuneration under the research and development agreement. Accordingly, our future economic benefit from the commercialization of such products on behalf of AGTI will only be in the form of dividends or other payments received in respect of our 80% ownership interest in AGTI, unless we acquire the equity interests of the minority shareholders, license rights to AP23573 from AGTI, or enter into a different arrangement with AGTI and/or its minority shareholders.

Consequently, as the inter-company receivable has increased to fund the development of AP23573, in order to maximize the value of ARIAD for our stockholders and to mitigate or eliminate the conflicts of interest which currently exist between ARIAD and AGTI, the independent members of our Board of Directors (all of ARIAD’s Board members other than Dr. Berger and Mr. LaMarche) are currently engaged in evaluating a variety of strategic alternatives with respect to acquiring the 20% minority interest of AGTI that we do not own and have hired independent legal counsel and a financial consultant to assist them in their evaluation. See a description of the risk factors related to our relationship with AGTI in the section entitled “Risk Factors” on pages S-10 through S-12, which include a description of such risks, the existing conflicts of interest between ARIAD and AGTI, and the key terms of the research and development agreement and associated financial accounting.

Our Corporate Strategy

Our current business strategy is to:

•	build a fully integrated oncology company and become a leader in the discovery, development and commercialization of molecularly targeted oncology therapies;

•	establish a U.S. commercial platform;

•	enter into partnerships with major pharmaceutical or biotechnology companies, after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them outside the U.S.;

•	broadly develop our lead oncology product candidate, AP23573, and build a pipeline of innovative follow-on product candidates;

•	license our NF-kB and the ARGENT cell-signaling regulation technologies to pharmaceutical and biotechnology companies; and

•	develop and commercialize AP23573, in collaboration with up to three medical device companies, in drug-delivery stents and other medical devices to decrease reblockage of injured vessels following stent-assisted angioplasty.

Additional Information

We were organized as a Delaware corporation in April 1991. Our principal executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400. We maintain an internet website at http://www.ariad.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.

ARIAD and the ARIAD logo are our registered trademarks. ARGENT is our trademark. Other service marks, trademarks and trade names appearing in this report are the property of their respective owners.

The Offering

Unless otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase up to an additional 323,708 shares of our common stock in this offering and 143,234 shares of our common stock in the Concurrent Registered Offering.

Common stock offered by us in this offering	2,158,054 shares

Common stock offered by us in the Concurrent Registered Offering	954,891 shares

Common stock to be outstanding after this offering and the Concurrent Registered Offering	65,210,471 shares

Use of proceeds	We intend to use the net proceeds of this offering and the Concurrent Registered Offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes.

Risk factors	See the “Risk Factors” section beginning on page S-6 of this prospectus supplement for a discussion of some of the factors you should consider before deciding to invest in our common stock.

Nasdaq Global Market symbol	ARIA

Transfer agent	Computershare Trust Company, N.A.

The number of shares of our common stock to be outstanding after this offering and the Concurrent Registered Offering is based on 62,097,526 shares of common stock outstanding as of June 30, 2006 and does not include:

•	6,907,899 shares of our common stock issuable upon exercise of stock options outstanding under our stock option plans as of that date, at a weighted average exercise price of $5.38; and

•	4,783,751 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock purchase and stock option plans.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business

We have only one product candidate in clinical trials, AP23573, and we and our partners may never succeed in developing marketable products or generating product revenues.

We are a biopharmaceutical company focused on the discovery and development of drugs to provide therapeutic intervention in treating human diseases at the cellular level. As with all scientific endeavors, we face much trial and error, and we may fail at numerous stages along the way, which would inhibit us from successfully developing, manufacturing and marketing our drug candidates. Our lead product candidate, AP23573, is currently in Phase 2 clinical trials for certain cancers, and we do not currently have any products on the market and have no product revenues. Our near-term success is therefore substantially dependent on our ability to obtain marketing approval for AP23573. We have not yet submitted any drug candidates to the FDA or foreign regulatory authorities for marketing approval. Factors which would affect our ability to obtain regulatory approval and to achieve market acceptance and gain market share for AP23573 and future product candidates include, among other factors, product formulation, dose, dosage regimen, our ability to obtain timely and sufficient patient enrollment in our clinical trials, the risk of occurrence of adverse side effects in patients participating in clinical trials, our ability to manufacture, directly or indirectly, sufficient and cost-effective quantities of our product candidates, and our ability to sell, market and distribute, directly or indirectly, such product candidates. We and our medical device partner have limited experience in designing, conducting and managing the clinical trials necessary to obtain such regulatory approval. Additionally, we do not currently have any partners to assist in developing and commercializing our cancer product candidates and expect to be dependent upon such partners, if we are able to enter into arrangements with them, to successfully develop and commercialize such cancer products outside the United States. There can be no assurance that we will be able to secure any such partners on terms favorable to us, or at all, and failure to secure one or more partners to assist in development and commercialization of AP23573 would have a material adverse effect on our ability to generate significant product revenues for AP23573.

We are also dependent upon the success of Medinol and any future medical device partners to develop, manufacture and market stents or other medical devices to deliver AP23573 to reduce reblockage of injured arteries following stent-assisted angioplasty. To date, we have entered into only one such agreement, with Medinol. If Medinol is not successful and/or if we are not able to enter into agreements with additional medical device companies experienced in the development, manufacture, and marketing of medical devices to deliver AP23573, we will not be able to generate revenues from the marketing of stents or other medical devices that deliver AP23573.

Other than AP23573, we do not have any product candidates in clinical development, and we have not designated any clinical candidates from our existing preclinical programs. We do not expect to have any products on the market before 2009, at the earliest, and, ultimately, we and our partners may not have any products on the market for several years, if at all. We and our partners may not succeed in developing or commercializing any products which will generate product revenues for our company. If we and our partners are not successful in developing or marketing AP23573 or other product candidates, we will not be profitable.

We have incurred significant losses to date and may never be profitable.

We have incurred significant operating losses in each year since our formation in 1991 and have an accumulated deficit of $279.5 million through June 30, 2006. Losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of AP23573, our lead product candidate, and from general and administrative costs associated with our operations. It is likely that we will incur significant operating losses for the foreseeable future, and we expect such losses to increase as we advance AP23573 into a Phase 3 clinical trial and begin to build a sales and marketing organization in anticipation of obtaining regulatory approval to market AP23573, which approval may never occur. We currently have no product revenues, limited license revenues and limited commitments for future licensing revenues, and may not be able to generate such revenues in the future. If our losses continue and we and our existing partner or potential future partners are unable to successfully develop, commercialize, manufacture and market our product candidates and/or we are unable to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our partners are able to commercialize products and we are able to enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.

We have funded our operations to date through sales of equity securities, debt and operating revenues. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses. We currently do not have any committed funding from any pharmaceutical or biotechnology company to advance any of our product development programs. Although we believe that our current cash, cash equivalents and marketable securities and the net proceeds from this offering and the Concurrent Registered Offering should be sufficient to satisfy our capital and operating requirements into the fourth quarter of 2007, we will require substantial additional funding for our research and development programs (including pre-clinical development and clinical trials), for operating expenses (including intellectual property protection and enforcement), for the pursuit of regulatory approvals and for establishing manufacturing, marketing and sales capabilities. We may be able to increase the number of shares to be sold in connection with this offering and the Concurrent Registered Offering, subject to certain limitations under federal securities laws and the rules of The Nasdaq Stock Market, Inc. While we intend to seek additional funding from product-based collaborations, technology licensing, and public or private financings, such additional funding may not be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain our operations or continue to fund each of our research and development programs at their current levels or at levels that may be required in the future. If we cannot secure adequate financing, we may be required to reduce our operations, to delay, scale back, eliminate or terminate clinical trials and/or seeking marketing approval for AP23573 for one or more indications, to delay, scale back or eliminate one or more of our research and development programs, or to enter into license or other arrangements with third parties to purchase, commercialize or otherwise obtain rights in products or technologies that we would otherwise seek to develop ourselves.

We have limited manufacturing experience and are dependent upon the ability of third parties to manufacture our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.

We have no experience in manufacturing any of our product candidates on a large scale and have contracted with third party manufacturers to provide material for clinical trials and to assist in the development and optimization of our manufacturing processes and methods. Our ability to conduct clinical trials and commercialize our product candidates will depend on the ability of such third parties to manufacture our products on a large scale at a competitive cost and in accordance with current good manufacturing practices, or cGMP, and other regulatory requirements. If we are not able to obtain contract manufacturing on commercially reasonable terms, obtain or develop the necessary materials and technologies for manufacturing, or obtain intellectual property rights necessary for manufacturing, or if our contract manufacturers fail to provide us with the quantities and quality of the products we require in a timely manner, we may not be able to conduct or complete clinical trials or commercialize our product candidates. There can be no assurance that we will be able to obtain such requisite terms, materials, technologies and intellectual property necessary to successfully manufacture our product candidates for clinical trials or commercialization.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.

Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, marketing, business development and intellectual property protection and licensing. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. While we have entered into employment agreements with all of our executive officers, these officers may terminate their employment with us at any time. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

We are dependent upon the ability of our medical device partner and potential additional partners to develop, manufacture, test and market stents or other medical devices to deliver AP23573.

We have no experience in the development of medical devices and do not intend ourselves develop stents or other medical devices to deliver AP23573. Instead, we have granted one license and, under that license agreement, we may grant up to two additional licenses, under our rights to AP23573 to medical device companies for their use in developing and commercializing such medical devices to reduce blockage of injured vessels following stent-assisted angioplasty.

While we expect to supply AP23573 to our medical device partner and any additional partners, we will be otherwise dependent upon them to develop and commercialize stents or other medical devices to deliver AP23573. Such medical device partners will have various degrees of scientific, technical, medical and regulatory experience and resources to, directly or through third parties, develop, manufacture, test or market stents or other medical devices to deliver AP23573. Their ability to conduct clinical trials and commercialize such medical devices will be dependent on the safety profile of AP23573 and our ability to manufacture and supply AP23573, either directly or through third parties, at a competitive cost and in accordance with cGMP and other regulatory requirements. We depend upon third-party manufacturers or collaborative partners for the production of AP23573 for clinical trials and intend to use third-party manufacturers to produce AP23573 on a commercial scale. Our reliance on third-party manufacturers and their potential inability to meet our supply commitments to one or more of our partners could adversely impact the ability of our partners to commercialize stents or other medical devices to deliver AP23573.

We anticipate that our partners will seek to develop and commercialize stents or other medical devices to deliver AP23573 that do not infringe third-party patents. However, there can be no assurance that the devices delivering AP23573 marketed by our partners will not be subject to third-party claims. Furthermore, the patents issued to us or our partners covering AP23573 and/or medical devices, including stents, may be subject to challenge and may be subsequently narrowed, invalidated or circumvented. Either such event would adversely impact the ability of one or more of our partners to market their stents or other medical devices to deliver AP23573.

Our existing license agreement with Medinol allows either party to terminate under certain circumstances, including Medinol’s reasonable business judgment that development of a medical device to deliver AP23573 is not feasible. Accordingly, Medinol may be unable to develop a medical device to deliver AP23573 and we may also not be able to enter into any additional licensing agreements with any other medical device companies to develop such devices on terms which are acceptable to us, or at all. Our inability to enter into such transactions, or the inability of one or more of our partners to develop or commercialize stents or other medical devices to deliver AP23573 for any reason, will adversely impact our ability to generate revenues from any licenses of AP23573.

We will continue to expend significant resources on the enforcement and licensing of our NF-kB patent portfolio and may be unable to generate material revenues from these efforts if we are unable to enforce against, or license our NF-kB patents to, pharmaceutical and biotechnology companies.

We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity, hereinafter referred to as the ’516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. Dr. David Baltimore, the former president of the California Institute of Technology and one of our consultants and scientific founders, is a lead inventor of the ’516 Patent and a member of the board of directors of Amgen Inc. We have a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-kB patent portfolio. These patents have been, and in the future may be, challenged and may be subsequently narrowed, invalidated, declared unenforceable or circumvented, any of which could materially impact our ability to generate licensing revenues from them.

On June 25, 2002, we, together with these academic institutions, hereinafter collectively referred to as the Plaintiffs, filed a lawsuit in the United States District Court for the District of Massachusetts, or the U.S. District Court, against Eli Lilly and Company, hereinafter referred to as Lilly, alleging infringement of certain claims of the ’516 Patent through sales of Lilly’s osteoporosis drug, Evista®, and its septic shock drug, Xigris®. On April 20, 2006, Amgen and certain affiliated entities, hereinafter referred to as Amgen, filed a lawsuit against us in the U.S. District Court for the District of Delaware seeking a declaratory judgment that each of the claims contained in the ’516 Patent are invalid and that Amgen has not infringed any of the claims of the ’516 Patent based on activities related to Amgen’s products, Enbrel® and Kineret®. In addition, pursuant to requests filed by Lilly and by a third party, the PTO is reexamining the patentability of certain claims of the ’516 Patent in reexamination proceedings that are currently pending. See a description of the status of these matters in the section entitled “Legal Proceedings” beginning on page S-19. We cannot provide any assurance that other third parties, who may be infringing our NF-kB patents, will not seek to initiate similar, further proceedings for declaratory relief or reexamination with regard to the ’516 Patent or other NF-kB patents.

As exclusive licensee of the ’516 Patent, we are obligated for the costs expended for its prosecution in the PTO, for its enforcement in the above noted litigations and otherwise. Therefore, we will continue to expend significant capital and management resources pursuing these matters in court and in the reexamination process in the PTO, and the outcome is uncertain.

If some of the claims of the ’516 Patent are invalidated by the PTO or in the courts or found not to be infringed in these matters, we will not realize any revenues on sales of the above-named products, and could be liable under certain limited circumstances in the Lilly litigation for litigation costs and potentially attorneys’ fees. Additionally, although we have prevailed in the jury trial in the Lilly litigation, the damages awarded to us and the other Plaintiffs could be subsequently eliminated or limited by an adverse finding by the judge in the U.S. District Court in her ruling following the bench trial, upon appeal, or in the event that the claims of the ’516 Patent are invalidated by the PTO. Invalidation of any of the claims of the ’516 Patent in litigation or by the PTO or in the courts would have a significant adverse impact on our ability to generate revenues from our NF-kB licensing program from any potential licensee. Moreover, significant expenditures to enforce these patent rights, particularly with respect to the pending litigation initiated by Amgen, without generating revenues or accessing additional capital or other funding, could adversely impact our ability to further our clinical programs and our research and development programs at the current levels or at levels that may be required in the future.

Because we do not own all of the outstanding stock of our subsidiary, AGTI, we will not realize all of the potential future economic benefit from products developed based on technology licensed to or owned by AGTI.

Our 80%-owned subsidiary, AGTI, holds licenses from Harvard University, Stanford University and other universities relating to the ARGENT cell-signaling regulation technology, and owns the intellectual property on mTOR inhibitors derived from the ARGENT programs, including AP23573. The two directors of AGTI, Harvey J. Berger, M.D., our Chief Executive Officer, and Jay R. LaMarche, our former Chief Financial Officer, are also members of our Board of Directors. Minority stockholders of AGTI, including Harvard University, Stanford University, Dr. Berger, Mr. LaMarche, several of our scientific advisors, and several other current and former members of our management own 20% of the issued and outstanding common stock of AGTI.

We do not have a license agreement with AGTI that provides us with rights to commercialize product candidates based on the ARGENT cell-signaling regulation technology or mTOR inhibitors derived from AGTI’s programs, solely for our benefit, as opposed to the benefit of AGTI. All of the research and development activities of AGTI, including the development of AP23573, have been conducted by us on behalf of AGTI pursuant to a research and development agreement. The purpose of the agreement is to allow AGTI to develop products based on its technology, and AGTI owns all improvements to its technology developed by us. The agreement provides that, upon demand by us, AGTI will either advance funds to us or reimburse us, on a cost plus 10% basis, for all funds advanced by us associated with the cost of our research and development activities on its behalf. However, AGTI has no independent funding or capital resources, and we have funded all research and development services on AGTI’s behalf since its inception in 1994. As a result, we have accrued an inter-company receivable totaling approximately $166 million as of June 30, 2006, of which approximately $93 million has been accrued since January 1, 2003, as we have advanced the clinical development of AP23573.

The inter-company receivable on our books and records and the related payable on the books of AGTI are eliminated in accordance with generally accepted accounting principles in our consolidated financial statements. We expect our inter-company receivable from AGTI to continue to increase significantly as we seek to further advance the development of AP23573. In addition, we have spent approximately $3.5 million to date, and expect to spend significant additional amounts, on pre-launch and other commercialization-related activities for AP23573 which are attributable to AGTI. The research and development agreement does not provide a mechanism for establishing a marketing plan or for the reimbursement by AGTI to us of such expenditures. Other than the fee of 10% of the accrued inter-company receivable related to costs advanced by us, we are not entitled to receive from AGTI any rights or other renumeration under the research and development agreement, and, accordingly, our future economic benefit from the commercialization of such products on behalf of AGTI will only be in the form of dividends or other payments received in respect of our 80% ownership interest in AGTI.

Consequently, as the inter-company receivable has increased to fund the development of AP23573, in order to maximize the value of ARIAD for our stockholders, the independent members of our Board of Directors (all of ARIAD’s Board members other than Dr. Berger and Mr. LaMarche) are currently engaged in evaluating a variety of strategic alternatives with respect to acquiring the 20% minority interest of AGTI that we do not own and have hired independent legal counsel and a financial consultant to assist them in their evaluation. Considerations being taken into account by the independent members of the Board in determining whether to acquire the 20% minority interest include the significant increase in our receivable from AGTI, which is expected to continue to increase significantly, the expectation that the perceived value of the 20% minority interest of AGTI will likely increase as the clinical development of AP23573 progresses, the conflicts of interest that exist between ARIAD and AGTI, and the fact that we advance 100% of the research and development costs for AP23573 to AGTI but are only entitled to receive a 10% fee on these costs advanced, together with whatever benefit may be received through our 80% ownership of AGTI. We anticipate that in the context of valuing the 20% minority interest in AGTI for purposes of a possible acquisition of the stock of the minority shareholders, the inter-company receivable from AGTI will be taken into account.

If ARIAD’s independent and disinterested directors determine it to be in the best interests of ARIAD’s stockholders to commercialize these product candidates solely for ARIAD’s own benefit, ARIAD may seek to negotiate with AGTI and/or its minority shareholders to obtain a license, on terms to be determined, granting ARIAD the sole rights to commercialize such product candidates and technologies. If we were to enter into such a license, the future economic benefit to ARIAD from the commercialization of such products, if any, will be diminished by any royalties or other payments paid under a future agreement with AGTI. If ARIAD does not enter into such a license, then the future economic benefit to ARIAD from the commercialization of such products on behalf of AGTI will only be in the form of dividends or other payments received in respect of ARIAD’s 80% ownership interest in AGTI.

Alternatively, if ARIAD’s independent and disinterested directors determine it to be in the best interests of ARIAD’s stockholders, ARIAD may seek to acquire some or all of the interests of the minority stockholders in AGTI for cash, shares of ARIAD’s common stock, or other securities in a merger, exchange offer or other transaction. If ARIAD acquires all of the interests of the minority stockholders in AGTI, then ARIAD will receive all of the future economic benefit from the commercialization of such products on its own behalf to the extent that the securities or other consideration exchanged by ARIAD in the transaction do not entitle the minority stockholders of AGTI to continue to receive payments on a contingent and/or installment basis. If ARIAD acquires these minority interests, we anticipate that this transaction will require the incurrence of significant transaction costs, which are currently unknown, and if the consideration exchanged for these minority interests is in the form of equity of ARIAD, we anticipate that this transaction will result in dilution to ARIAD’s stockholders. On January 13, 2004, ARIAD acquired an additional 351,909 shares of AGTI common stock, representing approximately 6% of AGTI’s outstanding common stock, for a total purchase price of approximately $8.8 million, effected through the reduction of inter-company debt, subject to adjustment in certain circumstances, in order to maintain ARIAD’s 80% interest in AGTI. While such valuation was recommended by the Company and approved based on a good-faith determination made by the independent and disinterested members of ARIAD’s Board of Directors as of that date, the economic value of the minority stockholders’ interests is difficult to quantify in the absence of a public market. If ARIAD acquires all of the interests of the minority stockholders in AGTI, a variety of valuation methodologies may be employed to determine the value per share of AGTI common stock. Factors impacting this valuation would include the progress, likelihood and cost of development and commercialization of AP23573 and other product candidates and technologies, potential future income streams therefrom, availability of funding and other factors. If ARIAD acquires the minority interests for consideration valued in excess of the value implicitly attributed to such AGTI shares by the market, which implicit value is difficult to determine, this could result in a decline in ARIAD’s stock price. If ARIAD chooses to acquire some or all of these minority interests through a merger in which ARIAD does not solicit the consent of the minority stockholders of AGTI, ARIAD could become subject to litigation or an appraisal procedure, which would result in additional expense and diversion of management resources.

As noted above, the independent and disinterested members of ARIAD’s Board of Directors have engaged legal counsel and a financial consultant to help them evaluate strategic alternatives with respect to acquiring the 20% minority interest of AGTI that ARIAD does not own, and ARIAD’s independent and disinterested directors may engage other advisors to assist them with such evaluation. While this evaluation is currently ongoing, there can be no assurance that ARIAD will, at any time, enter into a transaction with AGTI as a result of this evaluation. If any of these strategic options is pursued as a result of the evaluation by ARIAD’s independent and disinterested directors, there can be no assurance as to the timing of any such transaction, the form of such transaction, the particular transaction terms such as the form, amount or timing of payment of consideration offered or provided by ARIAD to the minority stockholders in AGTI, ARIAD’s ability to effectuate any such transaction, or the consequences of any such proposed or completed transaction to ARIAD or the AGTI minority stockholders.

Because members of ARIAD’s management team and/or Board of Directors beneficially own a material percentage of the capital stock of its subsidiary, AGTI, and ARIAD has agreements with AGTI, there are conflicts of interest present in dealings between ARIAD and AGTI.

Four members of ARIAD’s management team and/or Board of Directors own approximately 5.6% of the outstanding capital stock of AGTI. Harvey J. Berger, M.D., Chairman and Chief Executive Officer, owns 3.2%, David L. Berstein, Esq., Senior Vice President and Chief Patent Counsel, owns 0.2%, John D. Iuliucci, Ph.D., Senior Vice President and Chief Development Officer, owns 0.6% and Jay R. LaMarche, one of ARIAD’s directors and former Chief Financial Officer, owns 1.6%. These same individuals beneficially own an aggregate of approximately 3.1% of ARIAD’s outstanding common stock. Dr. Stuart L. Schreiber, a Harvard professor who is one of our scientific founders, owns approximately 3.2% of the outstanding capital stock of AGTI. Dr. David Baltimore, the former president of the California Institute of Technology and one of our consultants and scientific founders, owns approximately 0.06% of the capital stock of AGTI. Additionally, Dr. Berger and Mr. LaMarche are the two ARIAD board members who are also the sole members of the Board of Directors of AGTI. All of the research and development activities of AGTI, including the development of AP23573, have been conducted by us on behalf of AGTI pursuant to a research and development agreement. As a result, conflicts of interest exist in dealings between AGTI and ARIAD, including those relating to allocation of funds and resources between ARIAD and AGTI and the prioritization of research and development programs. In addition, these conflicts of interest create the risk that any transaction between ARIAD and AGTI will not provide terms as favorable to ARIAD as could be achieved in an arms-length negotiation. Moreover, even if the conflicts of interest do not influence a particular transaction between ARIAD and AGTI, because of the apparent conflicts of interest, the market may be more inclined to perceive the terms of any transaction between ARIAD and AGTI as being unfair to ARIAD.

We may not be able to protect our intellectual property relating to our research programs, technologies and products.

We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs including, among others, AP23573, certain components, configurations and uses of our cell-signaling regulation technologies and products-in-development, methods and materials for manufacturing our products-in-development and other pharmaceutical products and methods and materials for conducting pharmaceutical research. We have a licensing program to generate revenues from the use of our ARGENT cell-signaling regulation technologies and our NF-kB intellectual property. Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies. In addition, patents issued to us or our licensors may be challenged, as is the case with the Lilly litigation and related PTO proceedings and the Amgen litigation regarding the NF-kB ‘516 Patent, and they may be subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our patent portfolio. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies, compositions and methods of use that are related to our business and may cover or conflict with our patent applications, technologies or product candidates. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual proprietary protection for any of the foregoing, we may be required to challenge such protection, terminate or modify our programs impacted by such protection or obtain licenses from such third parties, which might not be available or acceptable terms or at all. Also, if a third party were to introduce a product into the market which we believe infringes our patents, we may be required to enforce our patent rights or seek to obtain an injunction or other relief which could be time consuming or expensive.

We may be unable to develop or commercialize our product candidates, if we are unable to obtain or maintain certain licenses on commercial terms or at all.

We have entered, and will continue to enter, into agreements, either directly or through AGTI, with third parties to test compounds, blood and tissue samples, to perform gene expression analysis and to develop biological tests for use with our product candidates, which testing may yield new inventions and discoveries requiring us to obtain licenses in order to exclusively develop or market new products, alone or in combination with our product candidates, or to develop or market our product candidates for new indications. We have also entered into license agreements for some of our technologies, either directly or through AGTI. We use third parties to test blood and tissue samples and other biological materials in our clinical programs and to develop biological tests, with respect to which we may be required to obtain licenses or pay royalties or other fees in order to commercialize such tests for use with our product candidates. We also use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Manufacturing of our products may also require licensing biological materials, technologies and intellectual property from third parties. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize or prevent us from developing and commercializing our product candidates. Obtaining licenses for these discoveries, materials and technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive.

Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications and actions to enforce our rights against infringers. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.

Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:

•	developing products based on cell signaling, genomics, proteomics, and computational chemistry;

•	conducting research and development programs for the treatment of the various disease indications in which we are focused; and

•	manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the various disease indications in which we or our current or possible future partners are focused.

Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. Many of these entities also have substantially greater research, development, manufacturing and marketing resources and experience than us. In particular, we are aware that Wyeth and Novartis have mTOR inhibitors in Phase 3 clinical trials which are competitive with AP23573, our lead product candidate. Additionally, PharmaMar and its partner, Johnson & Johnson, have a marine derived antitumoral agent currently under registration for the treatment of soft tissue sarcomas. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, we will not become profitable.

If our product candidates are not accepted by patients, physicians and insurers, we will not be successful.

Our success is dependent on the acceptance of any approved products. Our product candidates may not achieve market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Physicians and health care payors may conclude that any of our product candidates are not as safe and/or effective as competing therapies or are not as attractive based on a cost/benefit analysis as alternative treatments. Failure to achieve significant market acceptance of our product candidates will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates.

If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.

We are currently establishing a commercial oncology organization, but we have no experience in marketing or selling any products. While we intend to commercialize our product candidates in the United States and to enter into agreements with partner(s) to commercialize our product candidates elsewhere, we may be unable to successfully, directly or indirectly, sell any products that we obtain marketing approval to sell. If we are unable to effectively sell our products, our ability to generate revenues will be materially adversely affected. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities, including liabilities arising from our clinical trials. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we develop.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.

At June 30, 2006, we had $6.7 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $13 million, a default of any of which would allow the bank to demand payment of its loan. We currently have sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.

Risks Relating to Governmental Approvals

We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.

Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We or our collaborative partners may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites, or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials of our product candidates at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks as a result of adverse events occurring in our trials or if we or they find deficiencies in the clinical trial process or conduct of the investigation. With respect to AP23573, the FDA or foreign regulatory agencies may also suspend our clinical trials if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks as a result of adverse events occurring in the trials of medical devices delivering AP23573 sponsored by our medical device partner or future partners. If clinical trials of any of our product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any of our products, which would result in increased costs and significant delays in the development and commercialization of our products and could result in the withdrawal of our products from the market after obtaining marketing approval. Our failure to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.

We may not be able to obtain government regulatory approval to market our product candidates.

To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates has been approved for commercialization in any country. Prior to commercialization, each product candidate would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We or any prospective partners or our medical device partner or future partners may not be able to obtain regulatory approval for any product candidates, or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended uses, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Uncertainty with respect to meeting the regulatory requirements governing our product candidates may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and may not include all of the indications necessary to successfully market the product. Even though we have obtained orphan drug designation by the FDA and EMEA for AP23573 in bone and soft-tissue sarcomas, this designation may be challenged by others or may prove to be of no practical benefit.

We will not be able to sell our product candidates if we or our third-party manufacturers fail to comply with FDA manufacturing regulations.

Before we can begin to commercially manufacture our product candidates, we must either secure manufacturing in an FDA approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP requirements of the FDA and similar requirements of regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies. Post approval, such facilities are subject to continuing FDA and foreign regulatory inspections and failure to comply with cGMPs or similar regulations can result in regulatory action up to and including cessation of shipment of product.

Even if we bring products to market, we may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

If we succeed in bringing any product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Risks Relating to Our Common Stock

Results of our operations, general market conditions for biotechnology stocks and other factors could result in a sudden change in the value of our stock.

As a biopharmaceutical company, we have experienced significant volatility in our common stock. In the 52 weeks preceding October 18, 2006, our stock price ranged from a high of $7.78 to a low of $3.27. Factors that can contribute to such volatility may include: announcements regarding results and timing of preclinical studies and clinical trials; transactions to acquire or otherwise maximize the value of technology held by AGTI; evidence of the safety or efficacy of pharmaceutical products; announcements regarding product developments or regulatory approvals obtained by companies developing competing products; decisions by regulatory agencies that impact or may impact our product candidates; the results and timing of efforts by our partner or future partners to develop stents or other medical devices to deliver AP23573; announcements of new collaborations; announcements of new equity or debt financings; failure to enter into collaborations; our funding requirements; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing, litigation and governmental regulation and, in particular, our litigation with Lilly and with Amgen and reexamination proceedings in the PTO with respect to the ‘516 Patent; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of exchange rates for the U.S. dollar; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements. These and other factors could have a significant impact on the value and volatility of our common stock in future periods.

Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

We may seek the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaboration and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Under an existing loan agreement with a bank, we are required to maintain certain financial and non-financial covenants, including covenants limiting or restricting our ability to incur additional debt or declare dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult.

Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, which prohibits us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. In addition, our certificate of incorporation and our bylaws, each as currently in effect, also contain certain provisions that may make a third-party acquisition of us difficult, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock; and

•	the inability of our stockholders to call a special meeting.

We also have implemented a stockholders’ rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire our company on a hostile basis. These provisions, as well as Section 203, may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering.

We have not designated the amount of net proceeds we will receive from this offering and the Concurrent Registered Offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering and the Concurrent Registered Offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 2,158,054 shares of common stock in this offering and 954,891 shares of common stock in the Concurrent Registered Offering at $4.65 per share, which was the sale price to the underwriter, and after deducting our estimated offering expenses, and based on a net tangible book value per share of our common stock of $0.62 as of June 30, 2006, if you purchase shares of common stock in this offering at $4.65 per share, you will suffer immediate and substantial dilution of $3.84 per share in the net tangible book value of the common stock. See “Dilution” on page S-22 for a more detailed discussion of the dilution you will incur in connection with this offering and the Concurrent Registered Offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors, including those set forth in the sections entitled “Risk Factors” beginning on page S-6 of this prospectus supplement.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated herein by reference, might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the 2,158,054 shares of common stock in this offering and the 954,891 shares of common stock in the Concurrent Registered Offering at a sale price of $4.65 per share to the underwriter, and after deducting our estimated offering expenses, will be approximately $14.3 million, or approximately $16.5 million if the underwriter exercises its option to purchase additional shares in full in this offering and the Concurrent Registered Offering.

We intend to use the net proceeds of this offering and the Concurrent Registered Offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering and the Concurrent Registered Offering for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our term loan place restrictions on our ability to pay dividends on our common stock.

LEGAL PROCEEDINGS

NF-kB Patent Infringement Litigation and Reexamination

Lilly Litigation

In 2002, we, together with Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research and Harvard University (collectively, the Plaintiffs) filed a lawsuit in the United States District Court for the District of Massachusetts, or the U.S. District Court, against Eli Lilly and Company, hereinafter referred to as Lilly, alleging infringement of certain claims, or the NF-kB ‘516 Claims, of the Plaintiffs’ U.S. Patent No. 6,410,516, or the ‘516 Patent, covering methods of treating human disease by regulating NF-kB cell-signaling activity through sales of Lilly’s osteoporosis drug, Evista®, and Lilly’s septic shock drug, Xigris®, and seeking monetary damages from Lilly.

This case was tried before a jury in the U.S. District Court from April 10, 2006 through April 28, 2006. After deliberations, on May 4, 2006, the jury rendered a verdict in favor of the Plaintiffs by finding that the NF-kB ‘516 Claims asserted in the lawsuit are valid and infringed by Lilly through sales of Evista and Xigris in the United States. One defense regarding validity was not submitted to the jury and was instead the subject of a bench trial, as addressed below. The jury awarded damages to the Plaintiffs in the amount of approximately $65.2 million, based on the jury’s determination of a reasonable royalty rate of 2.3% to be paid by Lilly to the Plaintiffs based on U.S. sales of Evista and Xigris from the date of the filing of the lawsuit on June 25, 2002 through February 28, 2006. The jury awarded further damages on an ongoing basis, in amounts to be determined, equal to 2.3% of U.S. sales of Evista and Xigris through the year 2019, when the patent expires. If the verdict is upheld, damages paid by Lilly will be applied first to reimburse us for any unreimbursed legal fees and expenses relating to the litigation. We will receive 91% of the remainder, and the co-plaintiffs will receive 9%.

A separate trial, or bench trial, was held in the U.S. District Court from August 7, 2006 through August 9, 2006 on certain defenses asserted by Lilly relating to the enforceability of the NF-kB ‘516 Claims and one defense related to the validity of these claims. We are currently awaiting the judge’s ruling on the issues tried in the bench trial before a final judgment may be entered in this lawsuit. Lilly has the right to file motions challenging the jury’s verdict in this lawsuit, and, upon the entry of a final judgment by the U.S. District Court, to file an appeal of the jury’s verdict and other rulings by the U.S. District Court with the Court of Appeals for the Federal Circuit.

Amgen Litigation

On April 20, 2006, Amgen Inc. and certain affiliated entities, hereinafter referred to as Amgen, filed a lawsuit against us in the U.S. District Court for the District of Delaware seeking a declaratory judgment that each of the claims contained in the ‘516 Patent are invalid and that Amgen has not infringed any of the claims of the ‘516 Patent based on activities related to Amgen’s products, Enbrel® and Kineret®. We filed a motion to dismiss this case in the U.S. District Court on June 14, 2006, which was, after a hearing held on September 11, 2006, denied in an order dated September 13, 2006.

On September 25, 2006, we filed a motion requesting the judge to certify the Court’s September 13 order denying our motion to dismiss for immediate appeal to the Court of Appeals for the Federal Circuit. On October 5, 2006, we also filed a renewed motion to dismiss the Amgen litigation for failure to name the university patentees as necessary and indispensable parties or, in the alternative, to transfer this case to the U.S. District Court for the District of Massachusetts. A hearing on these motions has been scheduled for November 3, 2006.

Pending ruling by the U.S. District Court on our motion to dismiss this action, a scheduling order pursuant to Rule 16 of the Federal Rules of Civil Procedure was entered by the U.S. District Court on July 19, 2006. Pursuant to that order, a claim construction hearing in this case is scheduled for September 7, 2007, with trial scheduled to commence on February 4, 2008.

Re-examination Proceedings in PTO

On April 4, 2005, Lilly filed a request in the United States Patent and Trademark Office, or PTO, to reexamine the patentability of certain claims of the ‘516 Patent. An unrelated third party filed a similar request in the PTO on December 2, 2005 to reexamine the patentability of certain claims of the ‘516 Patent. These two requests have been granted and were merged by the PTO into a single reexamination proceeding. We petitioned the PTO to vacate or stay the grant of these requests, but our petitions were rejected. We (with the Plaintiffs) also filed a complaint in the U.S. District Court in the Eastern District of Virginia requesting that the court enjoin the PTO from continuing with the reexamination proceedings, along with a motion for summary judgment, both of which were denied by the Court in an order dated October 3, 2006 granting the PTO’s motion to dismiss this action.

The PTO issued its first office action on August 2, 2006. In this first office action, 160 of the 204 claims of the ‘516 Patent were rejected by the PTO, including the claims asserted by us in the Lilly litigation and claims which may be asserted by us in the Amgen litigation. Our response to the first office action is due on November 2, 2006, and we expect to receive a final office action sometime thereafter. Accordingly, we can provide no assurance that the PTO will not invalidate some of the claims of the ‘516 Patent in this reexamination process, including the claims which were asserted against Lilly or might be asserted against Amgen, or that we will ultimately prevail in either of these litigations.

The timing and ultimate outcome of the Lilly litigation (including the pending bench trial and any appeal of the jury verdict and court’s ruling in the bench trial), the Amgen litigation (including pending motion to dismiss) and the reexamination proceedings cannot be determined at this time, and, as a result, no determination can be made with respect to allowance of the claims of the ‘516 Patent, nor can any final determination be made with respect to the validity or infringement of the claims of the ‘516 Patent in the Lilly litigation and the Amgen litigation, nor can we predict whether the damages awarded by the jury in the U.S. District Court in the Lilly litigation will be upheld, eliminated or limited. Although we have prevailed at jury trial in the Lilly litigation, the damages we have been awarded by the jury may be eliminated or limited by an adverse finding in the bench trial, on post-trial motions, upon appeal or in the event that the claims of the ‘516 Patent are invalidated by the PTO.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and marketable securities and capitalization as of June 30, 2006 on an actual basis, and on an adjusted basis to give effect to the sale of 2,158,054 shares of common stock in this offering and 954,891 shares of common stock in the Concurrent Registered Offering at a sale price of $4.65 per share to the underwriter after deducting our estimated offering expenses. This table should be read in conjunction with the consolidated financial statements and related information incorporated by reference.

	At June 30, 2006
	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents	$24,499	$38,794

Marketable securities	$29,830	$29,830

Current portion of long-term debt	$1,920	$1,920

Long-term debt, less current portion	$4,775	$4,775

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 145,000,000 shares authorized, 62,097,526 shares issued and outstanding before the offering, 65,210,471 shares issued and outstanding after this offering and the Concurrent Registered Offering	62	65
Additional paid-in capital	322,060	336,352
Accumulated other comprehensive income (loss)	(15)	(15)
Accumulated deficit	(279,452)	(279,452)

Total stockholders’ equity	42,655	56,950

Total capitalization	$47,430	$61,725

The number of shares of our common stock to be outstanding after this offering and the Concurrent Registered Offering is based on 62,097,526 shares of common stock outstanding as of June 30, 2006, and does not include:

•	6,907,899 shares of our common stock issuable upon exercise of stock options outstanding under our stock option plans as of that date, at a weighted average exercise price of $5.38; and

•	4,783,751 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock purchase and stock option plans.

DILUTION

The net tangible book value of our common stock on June 30, 2006 was $38.2 million, or $0.62 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $4.4 million, and dividing this amount by the number of shares of our common stock outstanding on June 30, 2006. After giving effect to the sale by us of 2,158,054 shares of common stock in this offering and 954,891 shares of common stock in the Concurrent Registered Offering at a sale price of $4.65 per share to the underwriter and after deducting our estimated offering expenses, our net tangible book value as of June 30, 2006 would have been $52.5 million, or $0.81 per share of our common stock. This represents an immediate increase in net tangible book value of $0.19 per share to our existing stockholders and an immediate decrease in the net tangible book value of $3.84 per share to new investors who purchase our common stock at a sale price of $4.65 per share. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering and the Concurrent Registered Offering. The following table illustrates this per share dilution:

Price per share to the underwriter		$4.65
Net tangible book value per share as of June 30, 2006	$0.62
Increase per share attributable to new investors	$0.19
Adjusted net tangible book value per share after this offering and the Concurrent Registered Offering		0.81

Dilution per share to new investors purchasing at $4.65 per share		$3.84

If the underwriter exercises its over-allotment option to purchase additional shares in full in this offering and in the Concurrent Registered Offering at $4.65 per share, the adjusted net tangible book value as of June 30, 2006 after giving effect to this offering and the Concurrent Registered Offering would increase to $0.83 per share, and dilution per share to new investors who purchase our common stock at $4.65 per share would be $3.82 per share.

The number of shares of our common stock to be outstanding after this offering and the Concurrent Registered Offering is based on 62,097,526 shares of common stock outstanding as of June 30, 2006, and does not include:

•	6,907,899 shares of our common stock issuable upon exercise of stock options outstanding under our stock option plans as of that date, at a weighted average exercise price of $5.38; and

•	4,783,751 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock purchase and stock option plans.

To the extent options outstanding as of June 30, 2006 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Credit Suisse Securities (USA) LLC, which we refer to as the underwriter, an aggregate of 3,112,945 shares of common stock, of which 2,158,054 shares are being offering in this offering and 954,891 shares are being offered in the Concurrent Registered Offering.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

We have granted to the underwriter a 30-day option to purchase up to 323,708 additional shares from us in this offering and up to 143,234 additional shares from us in the Concurrent Registered Offering, at the same price per share paid by the underwriter for the other shares offered hereby and thereby. The option may be exercised only to cover any over-allotments of common stock. If the underwriter’s over-allotment option is exercised in full, the total net proceeds to us would be approximately $16.5 million.

We estimate that the total expenses of this offering will be approximately $180,000.

We have agreed that we will not offer, sell, contract to sell, issue, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into any swap, hedge or any other agreement that transfers, in whole or in part, economic consequences of ownership of shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the conversion of convertible securities or the exercise of employee stock options or warrants outstanding on the date hereof, grants of employee stock options or shares issued pursuant to the terms of an employee plan in effect on the date hereof, or issuances pursuant to the exercise of such options. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

Our officers and directors have agreed that, with limited exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

The restrictions described in the preceding paragraph do not apply to:

•	transfers of shares of our common stock as a gift to any charitable organization or other entity or person,

•	transfers of shares of our common stock to any trust for the direct or indirect benefit of the stockholder or the immediate family of such stockholder, provided that any such transfer does not involve a disposition for value,

•	transfers of shares of our common stock to any former spouse of the stockholder pursuant to court order,

•	transfers of shares of our common stock with the prior written consent of the underwriter, or

•	the acquisition or exercise of any stock option issued pursuant to our existing stock option plans, including pursuant to a “cashless” exercise by delivery or sale of shares of our common stock held by the stockholder;

provided that in each of the first four types of transactions, each transferee agrees to be bound by the restrictions described in the preceding paragraph.

We have agreed to indemnify the underwriter against liabilities relating to the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	In passive market making, if the underwriter is a market maker in the common stock, it may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions and short covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

From time to time, the underwriter and its affiliates have provided, and may from time to time in the future provide, investment banking and other services to us for which they receive customary fees and commissions.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter and the underwriter may distribute the prospectus supplement and the accompanying prospectus electronically. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus supplement. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,000 shares of our common stock. Davis, Polk & Wardwell, Menlo Park, California will pass upon certain legal matters for the underwriter.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at Station Place, 100 F St., N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE
INTO THIS PROSPECTUS SUPPLEMENT

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you without setting it out in this prospectus supplement, by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. In addition, to the extent information contained in this prospectus supplement is in conflict with that set forth in the prospectus or incorporated by reference into the prospectus, the information in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement shall govern. Our SEC file number for all documents filed under the Securities Exchange Act of 1934, as amended, is 000-21696.

We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete (other than those portions of such documents that have been furnished rather than filed in accordance with the applicable rules and regulations promulgated by the SEC):

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

(c) Our Current Reports on Form 8-K filed with the SEC February 7, 2006, February 14, 2006, April 7, 2006, May 4, 2006, May 9, 2006, June 5, 2006, July 31, 2006, August 8, 2006, August 15, 2006, and October 11, 2006;

(d) The description of our common stock contained in our registration statement on Form 10 filed on June 25, 1993 (File No. 000-21696); and

(e) The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on June 19, 2002.

If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus is a part. Requests for this information should be submitted to us at the following address:

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
Attention: Investor Relations
(617) 494-0400

PROSPECTUS

ARIAD Pharmaceuticals, Inc.

7,000,000 SHARES OF

COMMON STOCK

This prospectus will allow us to issue up to a total of 7,000,000 shares of our common stock from time to time at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol “ARIA.” On January 8, 2004, the last reported sale price of our common stock was $8.15 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 2 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell up to 7,000,000 shares of our common stock in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

      This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

      This prospectus may not be used to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

i

ABOUT ARIAD PHARMACEUTICALS

      We were organized as a Delaware corporation in April 1991. Our principal executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400.

      We are engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. Breakthrough medicines are products, created de novo, that may be used to treat diseases in innovative ways. We are developing a comprehensive approach to the treatment of cancer and are primarily focused on a series of product candidates for targeted oncology indications. We have also developed a proprietary portfolio of cell-signaling regulation technologies (our ARGENT technology) to control intracellular processes with small molecules, useful in regulated protein and cell therapy and providing versatile tools for use in cell biology, functional genomics, proteomics and drug discovery research. Additionally, we have an exclusive license to pioneering technology and patents related to the discovery, development, and use of drugs to regulate NF-kB cell-signaling activity, which can be used to treat medically important disorders, including inflammation, cancer and osteoporosis.

      Since our inception in 1991, we have devoted substantially all of our resources to our research and development programs. We receive no revenue from the sale of pharmaceutical products, and most of our revenue to date has been received in connection with our past relationship with Aventis Pharmaceuticals, Inc. (Aventis). Except for the gain on the sale of our fifty percent interest in the Hoechst-ARIAD Genomics Center LLC (the Genomics Center) to Aventis in December 1999, which resulted in net income for fiscal 1999, we have not been profitable since inception. We expect to incur substantial operating losses for the foreseeable future, primarily due to costs associated with our pharmaceutical product development programs, clinical trials, and product manufacturing. We expect that losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. As of September 30, 2003, we had an accumulated deficit of $150.3 million.

      Our business strategy aims to balance near-term revenues from product partnering and technology licensing with independent product development and commercialization. With respect to the development and commercialization of our lead product candidates, our goals are to: (1) build a comprehensive cancer-focused franchise; (2) develop our oncology product candidates independently as far as possible before partnering them; (3) establish the commercial infrastructure to market or co-market our cancer product candidates in the United States; (4) enter into worldwide partnerships with pharmaceutical or biotechnology companies, after obtaining definitive clinical data, to develop our cancer product candidates and commercialize them outside the United States; (5) enter into one or more worldwide partnerships with medical device companies to develop and commercialize our lead product candidate, AP23573, in drug-delivery stents to decrease reblockage of arteries following angioplasty and stenting. With respect to our core technologies and intellectual property, our goals are to license our NF-kB technology to pharmaceutical and biotechnology companies that are conducting research on the discovery of drugs that modulate NF-kB cell signaling and/or are marketing such drugs and to license our ARGENT technology to pharmaceutical and biotechnology companies to accelerate their drug discovery. In addition, we may jointly develop product candidates incorporating our ARGENT technology with companies that have proprietary therapeutic genes, cellular systems or gene delivery vectors. As of this filing, we have not entered into any partnerships for any of our lead product candidates and there can be no assurance that we will be successful in achieving our strategies and generating future revenue streams.

      ARIAD and the ARIAD logo are our registered trademarks, and ARGENT is our trademark. Other trademarks and trade names appearing in this prospectus are the property of their holders. Our internet website address is http://www.ariad.com, and all rights thereto, are registered in the name of, and owned by, ARIAD Pharmaceuticals, Inc. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K which have been filed with the SEC are available to you free of charge through a hyperlink on our internet website. The information on our website is not intended to be a part of this prospectus. Our web site address is included in this document as an inactive textual reference only.

RISK FACTORS

      Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing ARIAD Pharmaceuticals. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

      If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

Risks Relating to Our Business

We may never succeed in developing marketable drugs or generating product revenues.

      We are a development stage company, and our main focus is drug discovery and product development. We do not currently have any product revenues, and we may not succeed in developing or commercializing any products which will generate product revenues. We do not expect to have any products on the market for several years, if at all. We are exploring human diseases at the cellular level and attempting to develop product candidates that intervene with these processes. As with all science, we face much trial and error, and we may fail at numerous stages along the way. If we are not able to enter into agreements with one or more companies experienced in the development and manufacture of gene-transfer vectors, we will not be able to market our regulated protein and cellular therapy product candidates. If we are not able to enter into agreements with one or more medical device companies experienced in the development, manufacture, and marketing of vascular stents, we will not be able to generate product revenues from the marketing of vascular stents that deliver AP23573. If we are not successful in developing or marketing our product candidates, we will not be profitable.

We have incurred significant losses to date and may never be profitable.

      We have incurred significant operating losses in each year since our formation in 1991 and have an accumulated deficit of $150.3 million from our operations through September 30, 2003. Losses have resulted principally from costs incurred in research and development of product candidates and from general and administrative costs associated with our operations. It is likely that we will incur significant operating losses for the foreseeable future. We currently have no product revenues and limited commitments for future licensing revenues, and may never be able to generate such revenues. If our losses continue and we are unable to successfully develop, commercialize, manufacture and market our product candidates and/or to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we are able to commercialize any of our product candidates or enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

We have no experience in manufacturing any of our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.

      We have no experience in, and currently lack the resources and capability to, manufacture any of our product candidates on a large scale. Our ability to conduct clinical trials and commercialize our product candidates will depend, in part, on our ability to manufacture our products on a large scale, either directly or through third parties, at a competitive cost and in accordance with current Good Manufacturing Practices, or cGMP, and other regulatory requirements. We depend on third-party manufacturers or collaborative partners for the production of our product candidates for preclinical studies and clinical trials and intend to use third-party manufacturers to produce any products we may eventually commercialize. We have no experience in developing, manufacturing, or marketing drug-delivery vascular stents, and we will be completely dependent on our medical device partners, if any, to conduct these activities. If we are not able to obtain contract manufacturing on commercially reasonable terms and obtain or develop the necessary technologies for manufacturing, we may not be able to conduct or complete clinical trials or commercialize our product candidates, and we do not know whether we will be able to develop such capabilities. If we are not able to develop cell processing methods that comply with regulatory guidelines known as current Good Tissue Practices, or cGTP, we may not be able to commercialize our regulated cellular therapy product.

Insufficient funding may jeopardize our research and development programs and may prevent commercialization of our products and technologies.

      We have funded our operations to date through sales of equity securities, debt and operating revenue. Most of our operating revenue to date has been generated through previous collaborative research and development agreements. We currently do not have any committed funding from any pharmaceutical company to advance any of our product development programs. Although we believe that our current available funds will be adequate to satisfy our capital and operating requirements through at least 2005, we will require substantial additional funding for our research and development programs, including pre-clinical development and clinical trials, for operating expenses including intellectual property protection and enforcement, for the pursuit of regulatory approvals and for establishing manufacturing, marketing and sales capabilities. We intend to seek additional funding from product-based collaborations, technology licensing, and public or private financings, but such additional funding may not be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain and continue each of our research and development programs at their current levels or at levels that may be required in the future. If we cannot secure adequate financing, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves.

We may expend significant capital resources on the enforcement and licensing of our NF-KB patent portfolio and be unable to generate revenues from these efforts, if we are unable to enforce or license our NF-KB patents to pharmaceutical and biotechnology companies.

      We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-KB cell-signaling activity, or the NF-KB’516 Patent, awarded to a team of inventors from the Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. We have initiated a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-KB patent portfolio. These patents may be challenged and subsequently narrowed, invalidated or circumvented, which would materially impact our ability to generate licensing revenues from them.

      On June 25, 2002, we, together with these academic institutions, filed a lawsuit in the United States District Court for the District of Massachusetts, or the U.S. District Court, against Eli Lilly and Company, or Lilly, alleging infringement upon issuance of certain claims of the NF-KB’516 Patent, or the NF-KB’516 Claims, through sales of Lilly’s osteoporosis drug, Evista®, and its septic shock drug, Xigris®. On August 26, 2002, Lilly filed in the U.S. District Court a motion to dismiss or, alternatively, for summary judgment, or Lilly’s Combined Motion, challenging the validity of the NF-KB’516 Claims. We filed a response to Lilly’s Combined Motion on October 17, 2002, and Lilly filed a reply on November 2002. Oral argument on Lilly’s Combined Motion was heard in the U.S. District Court on November 21, 2002. On May 12, 2003, the U.S. District Court issued a Memorandum of Decision and Order denying Lilly’s Combined Motion. Lilly’s Answer to Plaintiff’s Complaint and Counterclaims was filed with the U.S. District Court on May 27, 2003. On June 19, 2003, ARIAD’s Answer to Lilly’s Answer and Counterclaims was filed and a trial scheduling conference pursuant to Rule 16(b) of the Federal Rules of Civil Procedure occurred in order for the case to proceed to the discovery phase leading to trial. On August 13, 2003, the U.S. District Court denied defendant Lilly’s motion to disqualify our counsel from representing us in the lawsuit. The Markman hearing on patent claim construction in the case is scheduled to be heard on January 13, 2004.

      If the NF-KB’516 Claims are invalidated, it could have a significant adverse impact on our ability to generate revenues from our NF-KB licensing program. As exclusive licensee of this patent, we are obligated for the costs expended for its enforcement. Accordingly, we anticipate expending significant capital and management resources pursuing this litigation for an indeterminate period, and the outcome is uncertain. Significant expenditures to enforce these patent rights without generating revenues or accessing additional capital could adversely impact our ability to further our research and development programs at the current levels or at levels that may be required in the future.

Because we do not own all of the outstanding stock of our subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI, we may not realize all of the potential future economic benefit from products developed based on technology licensed to or owned by our subsidiary.

      Our subsidiary, AGTI, holds licenses from Harvard University, Stanford University and other universities relating to our ARGENT cell-signaling regulation technology, a key component of our programs in regulated protein therapy and cellular therapy, and owns the intellectual property on our mTOR inhibitors (including AP23573) derived from our ARGENT programs. The two directors of AGTI are also members of the Board of Directors of the Company. Minority stockholders of AGTI, including Harvard University, Stanford University, several of our scientific advisors, and several current and former members of our management and Board of Directors, own 20% of the issued and outstanding capital stock of AGTI. We own the remaining 80% of the issued and outstanding capital stock of AGTI.

      We do not currently have a license agreement with AGTI that provides us with rights to commercialize product candidates based on our ARGENT cell-signaling regulation technology or mTOR inhibitors derived from our ARGENT programs. In the event that we commercialize product candidates based on our ARGENT cell-signaling regulation technology or mTOR inhibitors derived from our ARGENT programs, we will have to negotiate the terms of a license or other agreements with AGTI on terms to be determined or acquire all of the capital stock of AGTI that we do not currently own. The economic benefit to our stockholders from such products, if any, that we commercialize will be diminished by any royalties or other payments paid under a future agreement, if any, with AGTI. The economic benefit to our stockholders from products, if any, would be reduced in an amount based on such future agreements and the percentage owned by the minority stockholders of AGTI.

      Alternatively, we may acquire all of the interests of the minority stockholders in AGTI for cash, shares of our common stock or other securities, if any. AGTI has a right of first refusal on the sale to third parties of 73% of the minority stockholders’ AGTI shares (representing 14.6% of the outstanding capital stock of AGTI). AGTI does not have a call option, or a right to require the minority stockholders to sell their shares to us, for any of these shares. If we acquire these minority interests, it may result in dilution to our stockholders. The economic value of the minority stockholders’ interests is difficult to quantify in the absence of a public market, and the market price of our publicly traded common stock may not accurately reflect its value. Accordingly, the market could change its perception of the value of these minority interests in our subsidiary at any time in reaction to our increased emphasis on these product candidates, announcements regarding these product candidates or for other reasons, any of which could result in a decline in our stock price. In addition, if we acquire the minority interests at a cost greater than the value attributed to them by the market, this also could result in a decline in our stock price. If we choose to acquire these minority interests through a short-form merger in which we do not solicit the consent of the minority stockholders of AGTI, we could become subject to an appraisal procedure, which would result in additional expense and diversion of management resources.

Because members of our management team and/or Board of Directors beneficially own a material percentage of the capital stock of our subsidiary, AGTI, and we have agreements with AGTI, there may be conflicts of interest present in dealings between ARIAD and AGTI.

      Four members of our management team and/or Board of Directors own or have the right to acquire up to approximately 6.1% of the outstanding capital stock of AGTI. Harvey J. Berger, M.D., our Chairman, and Chief Executive Officer, owns 3.4%, David L. Berstein, Esq., our Senior Vice President and Chief Patent Counsel, owns 0.3%, John D. Iuliucci, Ph.D., our Senior Vice President and Chief Development Officer, owns 0.7% and Jay R. LaMarche, one of our directors, owns 1.7%. These same individuals beneficially own approximately 5.7% of our outstanding common stock. Additionally, Dr. Berger and Mr. LaMarche are the two members comprising the Board of Directors of AGTI. As part of the formation of AGTI, we entered into certain agreements with AGTI to provide for the operations of AGTI. As a result, the market may perceive conflicts of interest to exist in dealings between AGTI and us. AGTI is the exclusive licensee of the ARGENT cell-signaling intellectual property from Harvard University and Stanford University and of related technologies from other universities, and owns the intellectual property on our mTOR inhibitors (including AP23573) derived from our ARGENT programs. Because of the apparent conflicts of interest, the market may be more inclined to perceive the terms of any transaction between us and AGTI as being unfair to us.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.

      Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing and intellectual property protection and licensing. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. While we have entered into employment agreements with all of our officers, these officers may not remain with us. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

We may not be able to protect our intellectual property relating to our research programs, technologies and products.

      We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs, certain components, configurations and uses of our cell-signaling regulation technologies, products-in-development, and methods and materials for conducting pharmaceutical research. We have an ongoing licensing program to generate revenues from the use of our ARGENT cell-signaling regulation technologies and our NF-κB intellectual property. Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our gene regulation patent portfolio. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies and compositions that are related to our business and may cover or conflict with our patent applications. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual proprietary protection for any of these technologies, we may be required to challenge such protections, terminate or modify our programs that rely on such technologies or obtain licenses for use of these technologies.

We may be unable to develop or commercialize our product candidates, if we are unable to obtain or maintain certain licenses.

      We have entered into license agreements for some of our technologies, either directly or through AGTI. We are currently attempting to obtain additional licenses for technology useful to our programs. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. We also use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Some of our programs, including, for example, our regulated protein therapy program, may require the use of multiple proprietary technologies, especially gene-transfer vectors and therapeutic genes. Obtaining licenses for these technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive. Manufacturing of gene-transfer vectors may also require licensing technologies and intellectual property from third parties.

      Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

We may be unable to access or manufacture vectors or other gene-transfer technologies that we will need to develop and commercialize our regulated protein and cellular therapy product candidates.

      We may not be able to access the gene-transfer technologies required to develop, manufacture, and commercialize our regulated protein therapy and cellular therapy product candidates. We are reliant on our ability to enter into license agreements with academic institutions, gene-therapy companies and/or contract manufacturers that can provide us with rights to the necessary technology, production methods, and components of gene-delivery systems. The inability to reach an appropriate agreement with such an entity on reasonable commercial terms could delay or prevent the preclinical evaluation, clinical testing and/or commercialization of our product candidates. Our inability to access gene-transfer technology, including suitable manufacturing methods, would have significant adverse effects on some of our product candidates, including their development timelines. If we do not market our product candidates, we will never become profitable. In addition, the intellectual property landscape covering gene-transfer technologies is uncertain and fragmented. Accordingly, if we select one partner as a source for selected intellectual property rights, we may find that we have not licensed sufficient rights to be able to commercialize our products or we may be forced to acquire additional rights or discontinue marketing our product candidates unexpectedly.

Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.

      Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:

•	Developing products based on cell signaling, genomics, proteomics, computational chemistry and protein and cellular therapies;

•	Conducting research and development programs for the treatment of each of the disease areas in which we are focused; and

•	Manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the disease areas in which we are focused.

      Some of these entities already have products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, we will not become profitable.

If our product candidates are not accepted by physicians and insurers, we will not be successful.

      Our success is dependent on the acceptance of our product candidates. Our product candidates may not achieve significant market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Failure to achieve significant market acceptance of our product candidates will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates. There is continued concern in the marketplace regarding the potential safety and effectiveness of gene and cell therapy products generally. Physicians and health care payors may conclude that any of our product candidates are not safe.

If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.

      We currently have no sales, marketing or distribution capabilities. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize. If we are unable to effectively sell our products, our ability to generate revenues will be harmed. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.

      Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products, and we may not be able to avoid significant product liability exposure. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we develop.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.

      At September 30, 2003, we had $6.75 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash and cash equivalent balances of $10.0 million, a default of any of which would allow the bank to demand payment of its loan. We currently maintain sufficient cash balances to fund payment of this loan if demand for payment were made. However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.

Risks Relating to Governmental Approvals

We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.

      Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of our product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials, which would result in increased costs and significant development delays. Our failure to adequately demonstrate the safety and effectiveness of a pharmaceutical product candidate under development could delay or prevent regulatory approval of the product candidate and could have a material adverse effect on our business.

We may not be able to obtain government regulatory approval for our product candidates prior to marketing.

      To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates have been approved for commercialization in any country. Prior to commercialization, each product candidate would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any product candidate we develop or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. We have limited experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended therapeutic uses, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.

      Furthermore, the regulatory requirements governing our product candidates are uncertain. In particular, the FDA and other regulatory agencies have suspended certain gene and cellular therapy clinical trials due to concerns about the potential safety of certain gene-transfer vectors, which may lead to additional regulatory requirements for such products. Uncertainty with respect to the regulatory requirements for all of our product candidates may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and our products will be subject to ongoing regulatory reviews. Although we have been granted orphan drug designation by the FDA for AP1903, the small-molecule drug used in our graft-vs-host disease cellular therapy product candidate, this designation may be challenged by others or may prove to be of no practical benefit.

We will not be able to sell our product candidates, if we or our third-party manufacturers fail to comply with FDA manufacturing regulations.

      Before we can begin to commercially manufacture our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP and/or cGTP requirements of the FDA and requirements by regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

Even if we bring products to market, we may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

      If we succeed in bringing our product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Risks Relating to Our Common Stock

Results of our operations and general market conditions for biotechnology stocks could result in the sudden change in the value of our stock.

      As a biopharmaceutical company, we have experienced significant volatility in our common stock. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price. In the past twelve months, our stock price ranged from a high bid price of $8.80 to a low bid price of $1.20. Factors contributing to such volatility include: results and timing of preclinical studies and clinical trials; evidence of the safety or effectiveness of pharmaceutical products; announcements of new collaborations; failure to enter into collaborations; our funding requirements; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing and litigation, including our litigation with Eli Lilly and Company; governmental regulation; policies regarding recombinant DNA and gene therapy; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

      Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of its product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors.”

      In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

      We cannot assure you that we will receive any proceeds in connection with shares of common stock offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions, and repurchases of our securities. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

      We may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to the prevailing market prices; or

•	negotiated prices.

      We may directly solicit offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of our common stock.

      If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

      If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

      With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

      Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. In connection with firm commitment underwritten offerings of our common stock registered hereunder, certain persons participating in such offerings may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock to facilitate such offerings. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in such offerings of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 14,000 shares of our common stock.

EXPERTS

      The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s Web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

      This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where to Find More Information.” The documents we are incorporating by reference are:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

(b) Our definitive proxy statement on Schedule 14A filed on May 15, 2003;

(c) Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(d) Our current reports on Form 8-K filed on January 3, 2003, January 14, 2003, February 4, 2003, February 24, 2003, March 11, 2003, May 7, 2003, May 9, 2003, May 14, 2003, May 19, 2003; May 30, 2003; June 12, 2003; July 3, 2003; July 7, 2003, July 14, 2003, September 22, 2003, September 24, 2003, September 29, 2003, September 30, 2003, October 3, 2003, November 14, 2003, November 14, 2003, November 19, 2003, November 19, 2003, December 3, 2003, December 5, 2003 and December 22, 2003;

(e) The description of our common stock contained in our registration statement on Form 10 filed on June 25, 1993, including any amendment or report filed for the purpose of updating such description; and

(f) The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on June 19, 2002, including any amendment or report filed for the purpose of updating such description.

      In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.

      You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

2,158,054 Shares

Common Stock

PROSPECTUS

Credit Suisse

October 20, 2006